BRUNDAGE, STORY AND ROSE INVESTMENT TRUST
                                   FORM N-SAR

                                     EXHIBIT

        SUB-ITEM 77C: SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

(a) A special meeting of shareholders of the Brundage, Story and Rose Short/Intermediate Term Fixed-Income Fund, a series of the Brundage, Story and Rose Investment Trust, was held on May 12, 2003.

     An adjourned special meeting of shareholders of the Brundage, Story and Rose Equity Fund, a series of the Brundage, Story and Rose Investment Trust, was held on May 27, 2003.

(b)  Not applicable

(c) The meeting was called to vote on approval of the Agreement and Plan of Reorganization between Old Westbury Funds, Inc. ("Old Westbury Funds") and Brundage, Story and Rose Investment Trust ("BSR Funds") providing for the transfer of the assets and liabilities of the BSR Funds in exchange for the shares of the Old Westbury Funds, as described in the combined Proxy Statement/Prospectus dated April 2, 2003. The shareholders of both series approved the Agreement and Plan of Reorganization.

     The votes cast at the meetings were:

     Brundage, Story and Rose Short/Intermediate Term Fixed-Income Fund
          For Approval                       772,894.63
          Against Approval                   134,050.33
          Abstain                                 0

     Brundage, Story and Rose Equity Fund
          For Approval                     1,334,478.55
          Against Approval                    26,064.84
          Abstain                             11,280.55

(d)  Not applicable